Exhibit 99.1

FOR IMMEDIATE RELEASE

R. G. BARRY CORPORATION ANNOUNCES END OF “GO-SHOP” PERIOD

AND DESIGNATION OF AN EXCLUDED PARTY

PICKERINGTON, Ohio, Tuesday, June 3, 2014—Accessories marketer R. G. Barry Corporation (NASDAQ: DFZ) (“R. G. Barry” or the “Company”), today announced the expiration on May 31, 2014 of the 30-day “go-shop” period provided for under the terms of the previously announced Agreement and Plan of Merger (the “Merger Agreement”) between the Company and affiliates of Mill Road Capital, a private equity firm, and also announced that it has received an alternative acquisition proposal from a third party to acquire all of the outstanding common shares of the Company (the “Alternative Proposal”).

During the “go-shop” period, representatives of Peter J. Solomon Company L.P. (“PJSC”), financial advisor to the Company’s Board of Directors (the “Board”), contacted a total of 31 potential acquirers, comprised of 10 strategic parties and 21 financial parties that R. G. Barry and PJSC believed might be interested in a possible alternative transaction to the merger with an affiliate of Mill Road Capital. As a result of these efforts, R. G. Barry received the Alternative Proposal.

After consulting with its financial and legal advisors, the Board has determined, pursuant to Section 5.2 of the Merger Agreement, that the Alternative Proposal could reasonably be expected to result in a “Superior Proposal” (as defined in the Merger Agreement), and also has determined that the third party that submitted the Alternative Proposal is an “Excluded Party” (as defined in the Merger Agreement). By determining that the third party who submitted the Alternative Proposal is an Excluded Party, the Company is permitted, subject to compliance with the provisions of the Merger Agreement, to continue to furnish information to, and engage in further discussions and negotiations with, such party. The Merger Agreement sets forth requirements and limitations with respect to the Board’s process in addressing the Alternative Proposal.

The Board has not determined that the Alternative Proposal constitutes a Superior Proposal under the Merger Agreement. The Alternative Proposal is subject to several conditions, including completion of due diligence and the negotiation of mutually acceptable definitive agreements. Accordingly, there can be no assurance that the Alternative Proposal will ultimately result in a Superior Proposal (or the timing thereof) because discussions and negotiations with the Excluded Party could terminate at any time.

The Board has not changed its recommendation that the Company’s shareholders vote to adopt the Merger Agreement with Mill Road Capital.

PJSC is serving as financial advisor and Vorys, Sater, Seymour and Pease LLP is serving as legal advisor to the Board in connection with the pending merger and the Alternative Proposal.

About R. G. Barry

R. G. Barry creates and markets great accessories brands and fashionable, solution-oriented products that make life better. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with an affiliate of Mill Road Capital. In connection with the proposed merger, the Company intends to file a preliminary and definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the Company, the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by R. G. Barry with the SEC, may be obtained, without charge, from the SEC’s website (www.sec.gov) or, without charge, from R. G. Barry by mail or online from the R. G. Barry website at the Investor Relations section of www.rgbarry.com.

Participants in the Solicitation

R. G. Barry and its executive officers and directors may be deemed to be participants in the solicitation of proxies from R. G. Barry shareholders with respect to the proposed merger. Information regarding any interests that the executive officers and directors of R. G. Barry may have in the transaction will be set forth in the preliminary and definitive proxy statements described above to be filed with the SEC.

Cautionary Statement Concerning Forward Looking Safe Harbor Statements

Statements in this press release that are not descriptions of historical facts may be “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to R. G. Barry as of the date hereof, and subject to applicable law to the contrary. R. G. Barry undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause R. G. Barry’s actual results to differ materially from those suggested by the projected information in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the merger transactions described herein; adoption of the merger agreement by R. G. Barry’s shareholders (or the failure to obtain such adoption); the ability to obtain regulatory approvals of the merger and the other transactions contemplated by the merger agreement on the proposed terms and schedule; R. G. Barry’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the continued availability or viability of the Alternative Proposal; general industry and economic conditions; and the risks that are described from time to time in R. G. Barry’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended June 29, 2013, filed with the Securities and Exchange Commission on September 11, 2013, in other of R. G. Barry’s filings with the Securities and Exchange Commission from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on the forward-looking statements. The Company has no obligation to update the forward-looking statements.

Contact:	Roy Youst, RG Barry Investor Relations	ryoust@rgbarry.com	614.729.7275
	José G. Ibarra, Senior VP Finance/CFO	jibarra@rgbarry.com	614.864.6400